                       ASSET PURCHASE AND SALE AGREEMENT

                                BY AND BETWEEN

                               TOWER MEDIA INC,

                                   AS SELLER

                         JACK KENT COOKE INCORPORATED,

                                 AS GUARANTOR

                                      AND

                        GARDEN STATE NEWSPAPERS, INC.,

                                 AS PURCHASER

                         DATED AS OF DECEMBER 2, 1997

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                       ASSET PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS
                                                                         Page
                                                                         ----

I.    DEFINITIONS                                                          1
       1.1  "Affiliate"                                                    1
       1.2  "Affiliate Assets"                                             1
       1.3  "Affiliate Liabilities"                                        1
       1.4  "Assets"                                                       1
       1.5  "Assumed Liabilities"                                          3
       1.6  "Assumption Agreement"                                         3
       1.7  "Business Day(s)"                                              3
       1.8  "Claims"                                                       3
       1.9  "Closing"                                                      3
       1.10 "Closing Date"                                                 3
       1.11 "Closing Date Balance Sheet"                                   3
       1.12 "Collective Bargaining Agreements"                             3
       1.13 "Consultant"                                                   4
       1.14 "December 29, 1996 Balance Sheet"                              4
       1.15 "December 29 Working Capital"                                  4
       1.16 "Employee Benefit Plan"                                        4
       1.17 "ERISA"                                                        4
       1.18 "Escrow Agent"                                                 4
       1.19 "Escrow Agreement"                                             4
       1.20 "Excluded Assets"                                              4
       1.21 "Excluded Liabilities"                                         5
       1.22 "Financial Statements"                                         6
       1.23 "1996 Financial Statements"                                    6
       1.24 "GAAP"                                                         6
       1.25 "HSR Act"                                                      6
       1.26 "Losses"                                                       6
       1.27 "Newspaper Business"                                           6
       1.28 "Permitted Encumbrances"                                       6
       1.29 "Pension Plans"                                                6
       1.30 "Person"                                                       6
       1.31 "Purchase Price"                                               7
       1.32 "Purchaser Default"                                            7
       1.33 "Purchaser's Group"                                            7
       1.34 "Purchaser's Representatives"                                  7
       1.35 "Retention Agreements"                                         7
       1.36 "Seller Default"                                               7
       1.37 "Seller's Group"                                               7
       1.38 "Seller's Representatives"                                     7
       1.39 "Third Party Consents"                                         7

       1.40 "Title Company"                                                7
       1.41 "Title Policy"                                                 7
       1.42 "Working Capital"                                              8
       1.43 "Working Capital Adjustment"                                   8

II.   SALE AND PURCHASE OF ASSETS                                          8
       2.1  Sale and Purchase                                              8
       2.2  Purchase Price; Method of Payment                              8
       2.3  Assumption of Liabilities                                      8
       2.4  Adjustment to Purchase Price                                   9
       2.5  No Other Adjustments                                          11
       2.6  Letters of Credit, Bonds, Et Cetera                           11

III.  SELLER'S REPRESENTATIONS AND WARRANTIES                             11
       3.1  Organization and Qualification                                11
       3.2  Authority and Enforceability                                  12
       3.3  No Conflicts                                                  12
       3.4  Consents                                                      12
       3.5  Title to Assets                                               13
       3.6  Financial Statements                                          13
       3.7  No Material Adverse Changes                                   12
       3.8  Scheduled Contracts                                           13
       3.9  Scheduled Real Property - Leases                              13
       3.10 Employee Benefit Plans; Labor Matters                         14
       3.11 Insurance                                                     15
       3.12 Scheduled Real Property - Owned                               15
       3.13 Litigation; Compliance with Law                               15
       3.14 Scheduled Intellectual Property                               15
       3.15 Scheduled Personal Property Leases                            16
       3.16 Tangible Personal Property                                    16
       3.17 Scheduled Vehicles                                            16
       3.18 Scheduled Licenses and Permits                                16
       3.19 Environmental Matters                                         16
       3.20 Taxes                                                         17
       3.21 Brokers and Finders                                           17
       3.22 Advertising                                                   17
       3.23 Circulation                                                   17
       3.24 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES                  18

IV.   PURCHASER'S REPRESENTATIONS AND WARRANTIES                          18
       4.1  Organization and Qualification                                18
       4.2  Authority and Enforceability                                  18
       4.3  No Conflicts                                                  18
       4.4  Consents                                                      19
       4.5  Litigation; Compliance with Law                               19

       4.6  Ability to Fund Purchase Price                                19
       4.7  Brokers and Finders                                           19
       4.8  Purchaser's Acknowledgment of Seller's and
              Guarantor's Limitations Et Cetera                           19

V.    CERTAIN COVENANTS                                                   20
       5.1  Confidentiality; Publicity                                    20
       5.2  Third Party Consents                                          21
       5.3  HSR Act                                                       21
       5.4  Seller's Conduct of Newspaper Business                        22
       5.5  Employees                                                     22
       5.6  Books and Records                                             23
       5.7  Reasonable Commercial Efforts                                 23

VI.   CONDITIONS TO PURCHASER'S OBLIGATIONS                               23
       6.1  Representations and Warranties of Seller                      23
       6.2  Compliance                                                    23
       6.3  Closing Legal Opinion                                         23
       6.4  HSR Act                                                       24
       6.5  Corporate Compliance                                          24
       6.6  Injunctions, etc.                                             24
       6.7  Closing Deliveries                                            24
       6.8  Transfer of Real Property                                     24
       6.9  Due Diligence                                                 24

VII.  CONDITIONS TO SELLER'S AND GUARANTOR'S OBLIGATIONS                  24
       7.1  Representations and Warranties of Purchaser                   24
       7.2  Compliance                                                    25
       7.3  Closing Legal Opinion                                         25
       7.4  HSR Act Condition                                             25
       7.5  Compliance by Purchaser                                       25
       7.6  Injunctions, etc.                                             25
       7.7  Payment                                                       25
       7.8  Closing Deliveries                                            25
       7.9  Purchaser's Due Diligence                                     25

VIII. THE CLOSING                                                         25
       8.1  Closing; Place of Closing                                     25
       8.2  Deliveries by or on behalf of Seller                          26
       8.3  Deliveries by or on behalf of Purchaser                       27

IX.   POST-CLOSING COVENANTS                                              27
       9.1  Further Assurances                                            27

X.    SURVIVAL; INDEMNIFICATION                                           28
       10.1 Survival                                                      28

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       10.2  Seller and Guarantor Indemnification                         28
       10.3  Limitations on Seller Indemnification                        28
       10.4  Purchaser Indemnification                                    29
       10.5  Indemnification Claim Procedures                             29
       10.6  Exclusive Remedies                                           29

XI.   TERMINATION                                                         30
       11.1  Nonperformance                                               30
       11.2  Other Conditions Permitting Termination                      30
       11.3  Effect of Termination                                        30

XII.  MISCELLANEOUS                                                       31
       12.1  Assignment of Agreement; Binding Effect                      31
       12.2  Governing Law; Jurisdiction and Venue Et. Cet.               31
       12.3  Section and Other Headings                                   31
       12.4  Waivers and Amendments                                       31
       12.5  Expenses                                                     32
       12.6  Entire Agreement                                             32
       12.7  Notices                                                      32
       12.8  Counterparts                                                 33
       12.9  Severability                                                 33
       12.10 Waiver of Compliance with Bulk Transfer Laws                 33
       12.11 Attorneys' Fees                                              33
       12.12 Remedies Cumulative                                          34
       12.13 Time is of the Essence                                       34
       12.14 Incorporation of Disclosures in Different Schedules          34


                        LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
---------

1.28  UCC Financing Statements
2.6   Letters of Credit, Bonds, Surety Instruments
3.4   Third Party Consents
3.7   Material Adverse Changes
3.8   Scheduled Contracts
3.9   Scheduled Real Property-Leases
3.10  Employee Benefit Plans, Collective Bargaining
      Agreements and Retention Agreements
3.11  Insurance
3.12  Scheduled Real Property-Owned
3.13  Litigation
3.14  Scheduled Intellectual Property
3.15  Scheduled Personal Property Leases

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3.17  Scheduled Vehicles
3.18  Scheduled Licenses and Permits
3.19  Environmental Disclosures
3.22  Advertising Schedule
3.23  Circulation Schedule


EXHIBITS
--------
1.19       Escrow Agreement
2.3        Assumption Agreement
6.3        DLNI Opinion
7.3        Form of Purchaser's Legal Opinion
8.2(a)(i)  Grant Deed-Valencia Property
8.2(a)(ii) Grant Deed-Woodland Hills Property
8.2(b)(ii) Bill of Sale and General Assignment

                       ASSET PURCHASE AND SALE AGREEMENT

               THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is by and between TOWER MEDIA INC, a Nevada corporation ("Seller"), JACK KENT COOKE INCORPORATED, a Nevada corporation ("Guarantor") and GARDEN STATE NEWSPAPERS, INC., a Delaware corporation ("Purchaser") and is dated as of the date on which the Seller has signed this Agreement as reflected on the signature page hereof (the "Agreement Date").

          This Agreement sets forth the terms and conditions upon which Seller will sell to Purchaser, and Purchaser will purchase from Seller, the "Assets" (as this term is defined herein) which include the property, assets and goodwill of the newspaper DAILY NEWS of Los Angeles (the "Newspaper"). Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, subject to the terms and provisions hereof, all of the Assets.

          NOW THEREFORE, for and in consideration of the mutual covenants, agreements and conditions contained herein, Purchaser, Seller and Guarantor agree as follows:

                                I.  DEFINITIONS

          In addition to the definitions contained elsewhere in this Agreement, the following terms shall have the following respective meanings:

          1.1 "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (and its corollaries) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          1.2 "AFFILIATE ASSETS" shall mean all loans, sums, accounts and notes receivable due to the Newspaper from Seller or an Affiliate of Seller.

          1.3 "AFFILIATE LIABILITIES" shall mean all debts, liabilities and other obligations due or otherwise payable by the Newspaper to Seller or an Affiliate of Seller.

          1.4 "ASSETS" shall mean all of Seller's right, title and interest in and to all assets, properties, rights, and interests of every kind, whether real, personal or mixed, tangible or intangible, known or unknown, which are owned, leased, held, or used by Seller or the Newspaper as of the Agreement Date exclusively in connection with the Newspaper Business (but excluding the Excluded Assets described in Section 1.20 below), plus all additions thereto and less all dispositions thereof resulting from any "Permitted Transactions" (as this term is defined in Section 5.4(b) below) from the Agreement Date to the Closing Date, including, without limitation, all of Seller's rights, titles and interests in, to and under the following:

          (a) the real property, together with all improvements thereon and appurtenances thereto, owned by Seller and described in Schedule 3.12 annexed hereto (collectively, the "Scheduled Real Property-Owned");

          (b) the patents, copyrights, trademarks, tradenames and service marks, and the registrations thereof and applications therefor, listed in
Schedule 3.14 annexed hereto (collectively, the "Scheduled Intellectual Property");

          (c) the Newspaper's mailing and subscription lists and all materials used by Seller for mailing list development and subscription promotion for the Newspaper;

          (d) Seller's records, files and data solely relating to the Newspaper and the Newspaper Business, subscribers, advertisers and operations, including, without limitation, customer and trade accounts and similar operating data whether recorded in writing or in any computer media, in which case such records shall be deemed to include such media (e.g., computer disks, computer tapes) (but excluding account books of original entry and general ledgers, and financial records);

          (e) all orders, contracts, commitments, and other agreements to which Seller or the Newspaper is a party and which relate solely to the Newspaper Business, and all unfilled purchase and sales orders and similar contractual obligations of the Newspaper Business outstanding as of the Closing Date, but excluding the Pension Plans, the Collective Bargaining Agreements and the Retention Agreements (all of the foregoing being collectively referred to herein as the "Contracts");

          (f) the real property leases listed in Schedule 3.9 annexed hereto (collectively, the "Scheduled Real Property-Leases");

          (g) the personal property leases listed in Schedule 3.15 annexed hereto (the "Scheduled Personal Property Leases");

          (h) all promotional graphics, original artwork, mats, plates, negatives and other advertising, marketing or related materials developed by or for Seller and intended for use solely in connection with the Newspaper;

          (i) all office equipment, furniture, data processing equipment, computers, presses, machinery, tooling, equipment, fixtures, leasehold improvements, and other tangible personal property (other than vehicles) owned or leased by Seller and employed exclusively in the Newspaper Business (collectively, the "Tangible Personal Property");

          (j) the vehicles owned by Seller and used exclusively in the Newspaper Business and listed in Schedule 3.17 annexed hereto (collectively, the "Scheduled Vehicles");

          (k) all licenses, permits and other authorizations which relate solely to the Newspaper Business, including without limitation, the items listed in Schedule 3.18 annexed hereto (with said scheduled items being collectively referred to as the "Scheduled Licenses and Permits");

          (l) those certain equity memberships (Nos. 1994 and 1998) in the Woodland Hills Country Club, which is located in Woodland Hills, California, subject to all duties, obligations and restrictions relating thereto ("Country Club Memberships");

          (m) all other current assets of the Newspaper and the Newspaper Business, as determined in accordance with GAAP, as of the Closing Date, including, without limitation, quantities of inventory of newsprint, ink and other production supplies, and cash and cash equivalents in the accounts of Seller at Bank of America, and accounts receivable relating solely to the Newspaper. (All cash and cash equivalents in accounts other than Seller's accounts at Bank of America are Excluded Assets);

          (n) all of Seller's rights under the Confidentiality Agreements entered into in connection with the sale of the Newspaper and the solicitation of bids for the purchase of the Newspaper; and

          (o) all goodwill associated with the Newspaper and the Newspaper Business.

          1.5 "ASSUMED LIABILITIES" shall have the meaning ascribed to such term in Section 2.3 below.

          1.6 "ASSUMPTION AGREEMENT" shall mean that certain Assumption Agreement by and between Seller and Purchaser, substantially in the form of
Exhibit 2.3 annexed hereto.

          1.7 "BUSINESS DAY(S)" (whether or not capitalized) shall mean a calendar day on which banks in Los Angeles, California and the State of Virginia shall be open for the transaction of business.

          1.8 "CLAIMS" shall mean any and all actions, suits, proceedings, assessments, demands, and claims.

          1.9   "CLOSING" shall have the meaning ascribed to such term in
Section 8.1 below.

          1.10 "CLOSING DATE" shall mean the later of (a) December 29, 1997, or (b) the first Monday which is a business day following the fifth (5th) business day after the waiting period under the HSR Act has expired or otherwise terminated.

          1.11 "CLOSING DATE BALANCE SHEET" shall have the meaning ascribed to such term in Section 2.4(a) below.

          1.12 "COLLECTIVE BARGAINING AGREEMENTS" shall mean those collective bargaining agreements described in Schedule 3.10 annexed hereto, copies of which have been previously delivered to Purchaser.

          1.13  "CONSULTANT" shall mean Dirks, Van Essen & Associates.

          1.14 "DECEMBER 29, 1996 BALANCE SHEET" shall mean the audited balance sheet of Seller as at December 29, 1996, which is included as part of the 1996 Financial Statements.

          1.15 "DECEMBER 29 WORKING CAPITAL" shall mean the Working Capital of Seller as reflected in the December 29, 1996 Balance Sheet, which amount is agreed to be $2,005,000.00.

          1.16 "EMPLOYEE BENEFIT PLAN" shall mean any written pension, retirement, stock option, stock appreciation rights, savings, or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any written deferred compensation, consulting, bonus, group insurance contract, or any written incentive, welfare or employee benefit plan or agreement.

          1.17 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.18  "ESCROW AGENT" shall mean Chicago Title Company.

          1.19 "ESCROW AGREEMENT" shall mean that certain Escrow Agreement among the Escrow Agent, Seller and Purchaser, in the form of the Escrow Agreement annexed hereto as Exhibit 1.19.

          1.20  "EXCLUDED ASSETS" shall mean all of the following:

          (a)   all Affiliate Assets;

          (b) all insurance policies and rights and claims thereunder, and bonds, letters of credit, surety instruments or other similar items and any cash surrender value thereunder;

          (c) all rights under any contracts or other intangible assets which may be used or held in connection with the business of Seller or any of its Affiliates, other than the Newspaper Business;

          (d) all right, title and interest in or to any and all names, logos or symbols or any variant thereof employing the names or words "Cooke" or "Tower" in any respect; provided, however, that Purchaser shall be entitled to continue to use physical assets bearing any such names, logos or symbols for a transition period not to exceed thirty (30) days, in consideration of which Purchaser hereby agrees to defend, indemnify and hold Seller harmless, from, against and in respect of any obligation or liability or expense (including attorneys' fees) arising out of Purchaser's use of the same after the Closing Date;

          (e) all claims, rights and interests in and to any refunds for federal, state or local franchise or income taxes to the extent they relate to any period prior to the Closing Date;

          (f) Such portions, if any, of Seller's account books of original entry, general ledgers and financial records which do not relate to the Newspaper; provided, however, that any of Seller's books of account solely with respect to the Newspaper which are reasonably required by Seller's independent public accountants to confirm, review or assist in the preparation of financial statements required by Seller in preparing filings with or for the Securities and Exchange Commission or state securities law regulatory authorities, or federal and state tax authorities shall be made available to Seller, only for examination and duplication as may be necessary for such purposes at Purchaser's offices (which may, in Purchaser's discretion, be located within or outside the State of California), for a period of seven (7) full calendar years after the Closing Date, and, if an audit is pending at the expiration of such seven (7) year period, for an additional period equal to the period during which such audit is being conducted, but only during regular business hours and on reasonable advance notice;

          (g) subject to the provisions of Section 5.2 below, Seller's rights under the "Non-Transferable Contracts" (as this term is defined in Section 5.2);

          (h) all cash and cash equivalents other than the cash and cash equivalents in Seller's accounts at Bank of America; and

          (i) to the extent that Seller is the owner of properties and businesses other than the Newspaper and the Newspaper Business or Assets used exclusively in the Newspaper Business, all of Seller's rights, titles and interests in and to such other properties or related businesses, and their respective assets.

          1.21 "EXCLUDED LIABILITIES" shall mean and include only the liabilities or obligations of Seller with respect to all of the following, all of which shall be retained by Seller:

          (a) legal, accounting or other fees or expenses incurred by Seller arising out of the negotiation, documentation or consummation of the transactions contemplated by this Agreement;

          (b) all liabilities with respect to any Litigation (as defined in Section 3.13 of this Agreement) pending on the Closing Date, or any other legal proceedings pending on the Closing Date, in which Seller, in respect of the Newspaper, or the Newspaper itself, is a defendant, or any litigation of such nature commenced after the Closing Date, to the extent attributable to transactions or states of fact occurring before the Closing Date;

          (c) all other liabilities, obligations, costs, expenses and commitments relating to the Newspaper, the Newspaper Business and the Assets, and/or attributable to the ownership or operation of the Newspaper, the Newspaper Business or the Assets, to the extent any of the foregoing arose or accrued prior to the Closing, excepting, however, any such liabilities, obligations, costs, expenses and commitments included within or otherwise constituting Assumed Liabilities; and

          (d)   all Affiliate Liabilities.

          1.22 "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 3.6 below.

          1.23 "1996 FINANCIAL STATEMENTS" shall mean the audited financial statements of Seller for the year ended December 29, 1996, copies of which have been previously delivered to Purchaser.

          1.24 "GAAP" shall mean generally accepted accounting principles applied on a consistent basis during the period(s) concerned.

          1.25 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          1.26 "LOSSES" shall mean all judgments, liabilities, losses, damages, costs and expenses suffered or incurred in connection with any Claims (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in the investigation, defense or settlement of any Claims).

          1.27 "NEWSPAPER BUSINESS" shall mean Seller's business of publishing and distributing the Newspaper (but excluding the Excluded Assets described in Section 1.20 above).

          1.28 "PERMITTED ENCUMBRANCES" shall mean (a) any liens for taxes, assessments, levies, fees or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings, (b) any carriers', warehousemen's, mechanics', materialmen's, repairman's and other like liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or are being contested in good faith and by appropriate proceedings, (c) easements, leases, licenses, rights-of-way, minor encroachments, covenants, conditions and restrictions and other similar encumbrances either (i) of record, or (ii) which are incurred in the ordinary course of business and do not, in the aggregate, materially detract from the value of the Assets or interfere with the ordinary use of the Assets in the ordinary course of business, (d) exceptions to the Title Policy created by or resulting from the acts or omissions of Purchaser, (e) all exceptions to title set forth in the "Woodland Hills PTR" and the "Valencia PTR" (as these terms are defined in the Escrow Agreement), (f) the standard printed exceptions for a CLTA owner's standard coverage policy of title insurance, and (g) all security interests reflected in UCC Financing Statements filed with the California Secretary of State, including the UCC Financing Statements referred to in Schedule 1.28 annexed hereto.

          1.29 "PENSION PLANS" shall mean the Daily News Pension Plan and the Daily News 401(k) Plan, copies of which have been supplied to Purchaser, and that are described in Schedule 3.10 annexed hereto.

          1.30 "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association, a government or any agency or department thereof, and any other entity or organization.

          1.31 "PURCHASE PRICE" shall have the meaning ascribed to such term in Section 2.2(a) below.

          1.32 "PURCHASER DEFAULT" shall mean the failure of Purchaser to perform or comply with one or more of its obligations and agreements required in this Agreement to be performed or complied with by Purchaser, or the inaccuracy in a material respect of one or more of the representations or warranties made by Purchaser in this Agreement and all documents, instruments or certificates made or delivered by Purchaser pursuant to this Agreement.

          1.33 "PURCHASER'S GROUP" shall mean the Purchaser, each Person included within the Purchaser's Representatives, and all Affiliates of the Purchaser and the Purchaser's Representatives.

          1.34 "PURCHASER'S REPRESENTATIVES" shall mean all shareholders, officers, directors, partners, managers, members, employees, agents, attorneys at law, and other representatives of Purchaser.

          1.35 "RETENTION AGREEMENTS" shall mean those agreements with certain employees of the Newspaper listed in Schedule 3.10 annexed hereto.

          1.36 "SELLER DEFAULT" shall mean the failure of Seller to perform or comply with one or more of its obligations and agreements required in this Agreement to be performed or complied with by Seller, (b) the inaccuracy in a material respect of one or more of the representations or warranties made by Seller or Guarantor in this Agreement and all documents, instruments or certificates made or delivered by Seller or Guarantor pursuant to this Agreement, or (c) for purposes of the indemnification provisions in Article X, the inaccuracy (as of or immediately prior to the Closing) of the representation and warranty of Seller and Guarantor contained in the last sentence of Section 3.13 of this Agreement, it being understood that in determining whether such inaccuracy exists, solely for the purpose of this clause (c), such representation or covenant shall be read as if it were not subject to the qualification of material adverse effect.

          1.37 "SELLER'S GROUP" shall mean Seller, each Person included within the Seller's Representatives, and all Affiliates of Seller and the Seller's Representatives.

          1.38 "SELLER'S REPRESENTATIVES" shall mean the Consultant, and all predecessors, successors, shareholders, officers, directors, partners, managers, members, employees, agents, attorneys at law, and other representatives, of Seller and the Consultant.

          1.39 "THIRD PARTY CONSENTS" shall have the meaning ascribed to such term in Section 3.4 below.

          1.40  "TITLE COMPANY" shall mean Chicago Title Insurance Company.

          1.41 "TITLE POLICY" shall have the meaning ascribed to such term in Section 3.12 below.

          1.42 "WORKING CAPITAL" shall mean the total current assets of Seller less the total current liabilities of Seller, determined in accordance with GAAP, except that (a) there shall be excluded from total current assets and total current liabilities all Affiliate Assets and all Affiliate Liabilities, and (b) there shall be excluded from total current assets and total current liabilities in the "Closing Date Balance Sheet" (as this term is defined in Section 2.4 below) all Excluded Assets and all Excluded Liabilities, and (c) cash and cash equivalents in the "Closing Date Balance Sheet" (as this term is defined in Section 2.4 below) shall only include the cash and cash equivalents in the Bank of America accounts of Seller and shall not include any cash and cash equivalents in any other accounts of Seller. Seller reserves the right to transfer cash and cash equivalents from its Bank of America accounts to its other accounts from time to time and at any time prior to the Closing.

          1.43 "WORKING CAPITAL ADJUSTMENT" shall mean the adjustment to the Purchase Price, if any, required to be made pursuant to Section 2.4 below.



                       II.  SALE AND PURCHASE OF ASSETS

          2.1   SALE AND PURCHASE.

          Upon and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of the Assets.

          2.2   PURCHASE PRICE; METHOD OF PAYMENT.

          (a) The aggregate purchase price for the Assets shall be the sum of One Hundred and Thirty Million Dollars ($130,000,000.00) ("Purchase Price").

          (b) The entire Purchase Price shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by Seller in writing at least two (2) Business Days prior to the Closing Date.

          2.3 ASSUMPTION OF LIABILITIES. On the Closing Date, Purchaser shall, by execution and delivery of the Assumption Agreement, assume and thereafter pay, perform and discharge each of the following (collectively referred to herein as the "Assumed Liabilities"):

          (a) all of Seller's obligations, liabilities and commitments under the Contracts and the "Non-Transferable Contracts" (as this term is defined in Section 5.2 below), attributable to the period subsequent to the Closing;

          (b) all of the total current liabilities of Seller, as reflected on the Closing Date Balance Sheet;

          (c) all state and local sales, use and franchise taxes, or their equivalents, payable as a consequence of the sale of the Assets under this Agreement and "Purchaser's Escrow Costs" (as this term is used in the Escrow Agreement);

          (d)   sponsorship and adoption of the Pension Plans described in
Schedule 3.10(A), including, without limitation, all obligations and liabilities of Seller and the Newspaper (whether arising before or after Closing) under or in respect of the Pension Plans described in Schedule 3.10 annexed hereto, including, without limitation, all liabilities for benefits for each participant or former participant in the Pension Plans, (i) who was an employee of the Newspaper on the Closing Date, (ii) who retired or otherwise terminated his or her employment prior to the

Closing Date, with a right (whether immediate or deferred) to receive payments from the Pension Plans, or (iii) who was otherwise receiving payments from the Pension Plans as of the Closing Date;

          (e) all liabilities and obligations associated with the employment or termination upon or after the Closing of all "Continuing Employees" (as this term is used in Section 5.5(a) below), including, without limitation, (i) all such obligations of Seller for salaries, vacation and holiday benefits, severance payments, bonuses, retirement benefits, welfare benefits and other forms of compensation, benefits or other payments, (ii) all obligations of Seller under the Retention Agreements with respect to the payment of the "Retention Bonuses" and the "Separation Pay" referred to therein, and (iii) all other obligations of Purchaser referred to in Section 5.5(a);

          (f) all liabilities, costs and expenses (including all costs of defense thereof and judgments rendered therein) relating to all litigation, proceedings, actions, causes of action, demands, claims and assessments, administrative or otherwise, involving the Newspaper, the Newspaper Business or the Assets commenced or asserted after the Closing which derive from transactions or states of fact occurring after the Closing Date, or which otherwise accrue after the Closing;

          (g) all obligations, liabilities and costs and expenses (including attorneys fees) arising out of Purchaser's use of any and all names, logos or symbols or any variant thereof employing the names or words "Cooke" or "Tower" in any respect after the Closing Date, as more specifically provided in Section 1.20(d) above; and

          (h) all other liabilities, obligations, costs, expenses and commitments relating to the Newspaper, the Newspaper Business and the Assets, and/or attributable to the ownership or operation of the Newspaper, the Newspaper Business or the Assets, to the extent any of the foregoing arise or accrue after the Closing.

It is understood and agreed that Purchaser shall not expressly assume any duties or obligations under any of the Collective Bargaining Agreements.

          2.4 ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be increased by the amount by which the Working Capital on the Closing Date, as reflected in the Closing Date Balance Sheet, is greater than the December 29 Working Capital. The Purchase Price shall be decreased by the amount by which the Working Capital on the Closing Date, as reflected in the Closing Date Balance Sheet, is less than the December 29 Working Capital. The amount of the increase or decrease in the Purchase Price pursuant to this Section
2.4 is referred to herein as the "Adjustment Amount." The manner in which the Adjustment Amount is determined and paid shall be as follows:

          (a) Within thirty (30) calendar days following the Closing Date, Purchaser shall have prepared and delivered to Seller an unaudited Balance Sheet for the Newspaper as at 11:59 p.m. on the day immediately preceding the Closing Date, together with a statement reflecting the Adjustment Amount and the party responsible for payment of the Adjustment

Amount ("Purchaser's Adjustment Amount Statement"). This Balance Sheet is referred to in this Agreement as the "Closing Date Balance Sheet". The Closing Date Balance Sheet shall be prepared in accordance with the same accounting principles and methodology applied by Seller in the preparation of the Financial Statements and used historically in the Newspaper Business, except for such adjustments and modifications as may be required under
Section 1.42 above.

          (b) After receipt of the Closing Date Balance Sheet, Seller may make reasonable requests for additional information relating to the Closing Date Balance Sheet and the information contained therein, and Purchaser shall provide such information to Seller within five (5) business days after receipt of such requests. Seller shall review the Closing Date Balance Sheet and the other information and, if Seller disapproves of any amount or determination contained therein, Seller shall give Purchaser written notice stating Seller's objections thereto and identifying the reasons therefor within fifteen (15) calendar days after the date on which Seller received the Closing Date Balance Sheet from Seller ("Objection Period"). If for any reason whatsoever Seller has failed or refused to give Purchaser any such written objections within said Objection Period, then the Adjustment Amount shall be the amount set forth in Purchaser's Adjustment Amount Statement and shall be paid by the responsible party within three (3) business days after the expiration of said Objection Period.

          (c) If Seller makes any objection during the Objection Period, then during the fifteen (15) days next following the date of Seller's written notice of objection(s) (the "Discussion Period"), Seller and Purchaser shall attempt to resolve their disagreements concerning the Closing Date Balance Sheet or, if they are unable to do so, they shall agree upon the amount, if any, which is not in dispute. During such Discussion Period each party may, at its sole cost and expense, utilize its public accountants to assist in attempting to resolve their differences or in agreeing upon the undisputed amount, if any. Any undisputed amounts shall be paid by the responsible party therefor to the other party within three (3) business days after the date of expiration of the Discussion Period, and the remaining disputed amounts shall be determined within thirty (30) calendar days after the date of expiration of the Discussion Period by one partner with substantial newspaper audit or tax experience (as appropriate) ("Arbiter") selected by Coopers and Lybrand (pursuant to that firm's internal procedures) which partner may be from said firm or from another "big six" accounting firm which has not regularly been engaged by Purchaser or Seller to perform audits, which determination shall be final and conclusive. The Arbiter shall use its best efforts to render a decision within thirty (30) calendar days after the date of expiration of the Discussion Period. Either party hereto may submit the disputed amounts to the Arbiter. If neither party hereto submits the disputed amounts to the Arbiter within five (5) calendar days after the date of expiration of the Discussion Period, then such amounts shall be deemed conclusively resolved in the manner set forth in the Closing Date Balance Sheet and Purchaser's Adjustment Amount Statement, subject to any written agreements made by Seller and Purchaser during the Discussion Period, and the unpaid portion of the Adjustment Amount, as modified by any such agreement made by Seller and Purchaser during the Discussion Period, shall be paid within three (3) business days after expiration of said five (5) day period.

          (d) If disputed amounts are submitted to the Arbiter within said five (5) day period, then the amount determined by the Arbiter to be the Adjustment Amount shall be paid by the responsible party within three (3) business days after receipt of the decision of the Arbiter.

          (e) Seller, on the one hand, and Purchaser, on the other, shall bear equally the fees of and costs incurred by the Arbiter.

          2.5   NO OTHER ADJUSTMENTS.  Except as expressly set forth in
Section 2.4 above and the Escrow Agreement, no other adjustments to the Purchase Price shall be made, including without limitation, adjustments for changes in working capital (or any item or component thereof, including cash), taxes or prorations of any kind or nature.

          2.6 LETTERS OF CREDIT, BONDS, ET CETERA. Schedule 2.6 annexed hereto describes all of the letters of credit, bonds, surety instruments and other similar items outstanding as of the Agreement Date which are used by or otherwise for the benefit of the Newspaper and the Newspaper Business (collectively, the "Scheduled Surety Instruments"). At the Closing and as a condition thereof, Purchaser shall (a) obtain, at its sole cost and expense, its own insurance, bonds, letter of credit, surety instruments or other similar items to replace the Scheduled Surety Instruments and deliver to Seller evidence thereof satisfactory to Seller in its sole discretion, and
(b) either provide Seller with a written release as of the Closing Date, in form and substance satisfactory to Seller in its sole discretion, from all obligations, expenses or liabilities arising thereafter on or under all such Scheduled Surety Instruments or provide Seller with written indemnifications, satisfactory in form and substance to Seller in its sole discretion, against all such obligations, expenses or liabilities in respect of which Seller has not been released.

          III.  SELLER'S REPRESENTATIONS AND WARRANTIES

          Seller and Guarantor jointly and severally hereby make the following representations and warranties to Purchaser, all of which shall be true and correct in all material respects on the Agreement Date and as of the Closing, and shall survive the Closing to the extent and subject to the provisions of Article X below:

          3.1 ORGANIZATION AND QUALIFICATION. Seller and Guarantor are duly organized, validly existing and in good standing under the laws of the State of Nevada and Seller has the requisite corporate power and authority to carry on the Newspaper Business as conducted on the Agreement Date. Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where not to be so qualified would have a material adverse effect on the business and properties of Seller, taken as a whole.

          3.2 AUTHORITY AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and all documents, instruments and certificates made or delivered by Seller or Guarantor pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller or Guarantor. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Seller or Guarantor hereunder and thereunder constitute valid and legally binding agreements and obligations of Seller and/or Guarantor, respectively, enforceable against Seller and/or Guarantor, respectively, in accordance with the terms hereof and thereof, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity.

          3.3 NO CONFLICTS. Subject to receipt of the "Consents" referred to in Section 3.4 below, the execution, delivery and performance of this Agreement by Seller and Guarantor does not and will not (a) conflict with the articles of incorporation or by-laws of Seller or Guarantor, respectively, or conflict with, or result in a material breach or termination of, or constitute a material default under, any contract, lease, note or other instrument, or commitment, or any order, judgment or decree, to which Seller, Guarantor, or any of the Assets, is a party or may be affected or bound, in each case the enforcement of which would have a material adverse effect on the Newspaper Business or on Seller's or Guarantor's ability to perform its obligations under this Agreement; (b) constitute a violation by Seller or Guarantor of any law, rule or regulation applicable to Seller or Guarantor, the enforcement of which would have a material adverse effect on the Newspaper Business or on Seller's or Guarantor's ability to perform its obligations under this Agreement; or (c) result in the creation of any lien, charge or encumbrance upon any of the Assets to be sold to Purchaser under this Agreement, other than the Permitted Encumbrances.

          3.4 CONSENTS. No consent, approval or authorization is required on the part of Seller or Guarantor in connection with Seller's or Guarantor's execution, delivery or performance of this Agreement except for (a) if the transactions contemplated hereunder require filings with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") pursuant to the HSR Act, the expiration or early termination of the applicable waiting period under the HSR Act, without any action (administrative or judicial) pending or threatened by the FTC or DOJ challenging the consummation, in whole or in part, of the transactions contemplated under this Agreement (the "HSR Act Condition), (b) subject to the provisions of Section 5.2 below, the consents or approvals from third parties to the assignment and transfer to Purchaser of the "Scheduled Contracts" referred to in Section 3.8 below, which are listed on Schedule 3.8 annexed hereto (the "Third Party Consents"), (c) subject to the provisions of
Section 5.2 the "Other Contracts Consents" referred to in Section 5.2, and
(d) the consents and approvals required in order to transfer to Purchaser the Country Club Memberships ("Country Club Memberships"). The HSR Act Condition, the Third Party Consents, the Other Contracts Consents and the Country Club Consents are collectively referred to in this Agreement as the "Consents."

          3.5 TITLE TO ASSETS. Seller has, and on the Closing Date will have, good and marketable title to, or have valid leasehold interest as to, all of the Assets, free and clear of any lien, pledge, mortgage, charge or encumbrance, except for the Permitted Encumbrances. At the Closing, subject to receipt of the Consents, all of Seller's right, title and interest in and to the Assets will be transferred to Purchaser.

          3.6   FINANCIAL STATEMENTS.   There have been delivered to
Purchaser (a) the 1996 Financial Statements, and (b) the unaudited Balance Sheet of Seller as at October 26, 1997 for the period then ended and the related statements of income and cash flows (collectively, the "Financial Statements"). In all material respects, such Financial Statements are in accordance with the books and records regularly maintained by Seller with respect to Seller and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, and, subject to normal year-end adjustments, fairly present the financial position of Seller as at the respective dates of the balance sheets included therein, and the results of operations of Seller for the respective dates of the income statements included therein.

          3.7   NO MATERIAL ADVERSE CHANGES.  Except as set forth in Schedule
3.7 annexed hereto, during the period from October 26, 1997 to the Agreement Date there has been no material adverse change in the financial condition of Seller or the results of its operations (in each case, as the same relates solely to the Newspaper Business) and no material adverse change in the Assets (taken as a whole), except for changes affecting the national, state or local economies generally and changes applicable to the newspaper or publishing business generally.

          3.8 SCHEDULED CONTRACTS. Schedule 3.8 annexed hereto contains a list of each written Contract that requires an expenditure by Seller or the Newspaper after December 1, 1997 of more than $50,000.00 and which (a) cannot be terminated by Seller upon thirty (30) days or less notice, without liability and/or (b) although Seller has a right of termination, cannot be terminated by Seller without incurring such an expenditure between the date of Seller's notice of termination and the effective date of such termination ("Scheduled Contracts"). The term Scheduled Contracts does not include any Contract involving an expenditure of more than $50,000.00 which could be terminated by Seller in a manner which would involve the incurrence by Seller of $50,000.00 or less under that Contract between the date of Seller's notice of termination and the effective date of termination. The Scheduled Contracts are in full force and effect in all material respects and Seller is not in material default in respect of any of such Scheduled Contracts and to Seller's actual knowledge no default by the other contracting parties has occurred thereunder and no event, occurrence or condition exists which, with the lapse or time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder. A true and complete copy of each Scheduled Contract has been delivered by Seller to Purchaser as of the Agreement Date.

          3.9 SCHEDULED REAL PROPERTY - LEASES. The Scheduled Real Property Leases listed on Schedule 3.9 annexed hereto constitute all of the leases of real property material to the conduct of the Newspaper Business (taken as a whole) as it is being conducted by Seller on the Agreement Date. The Scheduled Real Property Leases are in full force and effect in all material respects and Seller is not in material default in respect of any such Scheduled Real Property Leases and to Seller's actual knowledge no default by the other contracting parties has occurred thereunder and no event, occurrence or condition exists which, with the lapse or time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder. A true and complete copy of each Scheduled Real Property Lease has been delivered by Seller to Purchaser as of the Agreement Date.

          3.10  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.  Except as set forth on
Schedule 3.10 annexed hereto and except for matters which do not, taken as a whole, have a material adverse effect on the Newspaper Business, (a) Seller is not a party to any Employee Benefit Plan relating to employees of the Newspaper which Plan will survive the Closing and constitute or create Assumed Liabilities; (b) neither Seller nor any Affiliate of Seller has in effect or has any current obligation to establish or contribute to, any plan, fund or program covered by ERISA, nor has any trust under any such plan incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, nor has any trust under any such plan of which Seller or any Affiliate of Seller is a "sponsor" (as such term in defined in Section 3(16)(B) of ERISA) incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1954, as amended (the "Code") (whether or not waived), since the effective date of such Sections
302 and 412; (c) Seller is not a party to any employment agreement or collective bargaining agreement relating to the Newspaper, Seller is not in default under any such agreement, to Seller's actual knowledge no default by the other contracting parties has occurred thereunder and no event, occurrence or condition exists which, with the lapse or time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder, and a true and complete copy of each such agreement has been delivered by Seller to Purchaser as of the Agreement Date; (d) each Employee Benefit Plan maintained by Seller or any Affiliate which provides benefits to employees of the Newspaper complies in all material respects with and is and has been operated in substantial compliance with each applicable provision of ERISA, the Code and all other applicable federal statutes, regulations, and rules promulgated pursuant thereto or in connection therewith; (e) as of the Agreement Date, neither Seller nor any Affiliate has incurred any liability with respect to the Pension Benefit Guaranty Corporation ("PBIC") as a result of the voluntary or involuntary termination of any employee pension benefit plan pertaining to employees of the Newspaper which is subject to Title IV of ERISA, nor is there currently any active filing by Seller or any Affiliate with the PBGC relating to any such employee benefit plan; (f) neither Seller nor any Affiliate currently maintains or is obligated to contribute to, nor in the past maintained or contributed to, any multiemployer plan, as defined in ERISA, pertaining to employers of the Newspaper, nor has Seller nor any Affiliate suffered a complete or partial withdrawal, as such terms are defined in ERISA, with respect to any such plan; and (g) the audited financial statements for the Daily News Pension Plan attached to Schedule 3.10 to this Agreement fairly present the net assets available for benefits, the changes in net assets available for benefits and the accumulated plan benefits, as of the dates and for the periods reflected therein, in accordance with generally accepted accounting principles consistently applied and since the date of those financial statements, to Seller's actual knowledge no event has occurred which has caused, or with the passage of time is likely to cause, any material change in (i) the value of the assets or benefits therein reflected as of such or (ii) the funding or contribution requirements for the Daily
News Pension Plan's plan year commencing January 1, 1997, as reflected in the Towers Perrin actuarial valuation report for the Daily News Pension Plan for the plan year commencing January 1, 1997 ("Towers Perrin Report"). True and complete copies, as currently amended, of all material, operative documents pertaining to each Employee Benefit Plan described in Schedule 3.10 to this Agreement (e.g., the plan itself and any related trust, investment/management agreement, etc.), together with the most recent Form 5500 and the schedules thereto, the most recent IRS determination letter, the most recent summary plan description for each such Plan, and the Towers Perrin Report have been furnished by Seller to Purchaser prior to or concurrently with the execution of this Agreement.

          3.11 INSURANCE. Schedule 3.11 annexed hereto sets forth a summary listing of insurance policies of Seller which relate to the Assets, the Newspaper and its operations. None of the Seller's rights under such insurance policies will be assigned to Purchaser.

          3.12 SCHEDULED REAL PROPERTY - OWNED. Schedule 3.12 annexed hereto sets forth a legal description of the Scheduled Real Property. Pursuant to the Escrow Agreement, Seller will cause to be furnished to Purchaser, at Seller's expense, a CLTA owner's standard coverage policy of title insurance, issued by Title Company as of the Closing with respect to each parcel of the Scheduled Real Property, insuring fee simple title to such Real Property vested in the name of Purchaser in the amount of the assessed valuation of such Real Property (as shown on the most recent real property tax bills), subject only to the Permitted Encumbrances (the "Title Policy").

          3.13  LITIGATION; COMPLIANCE WITH LAW.  Except as set forth on
Schedule 3.13 annexed hereto, as of the Agreement Date there are no arbitrations, grievances, demands, claims or assessments, judicial or administrative actions or proceedings or governmental investigations ("Litigation") pending or, to the actual knowledge of Seller, threatened, or any order, judgment, injunction or decree outstanding, against Seller or relating to the Newspaper Business, which if determined adversely would have a material adverse effect upon the Newspaper or the Newspaper Business or would prevent Seller from performing its obligations under this Agreement. Except for the matters set forth in Schedule 3.13, to the actual knowledge of Seller, Seller is not in violation of any applicable law, rule, regulation or ordinance, judicial or administrative decision, or other requirement of any governmental body or court relating to the Newspaper Business, which violation would have a material adverse effect upon the Newspaper or the Newspaper Business, and no written notice has been received by Seller alleging any such violation.

          3.14 SCHEDULED INTELLECTUAL PROPERTY. Except as otherwise provided in Schedule 3.13 and/or Schedule 3.14 annexed hereto, Seller owns or possesses the right to use all of the Scheduled Intellectual Property listed in Schedule
3.14 in the conduct of the Newspaper Business as it is conducted on the Agreement Date. To the actual knowledge of Seller, it is not, in connection with the Newspaper Business, infringing in any material respect upon any trademark, trade name or copyright of any third party and, to the actual knowledge of Seller, no proceedings have been instituted or are pending or threatened, and no written claim has been received by Seller, alleging any such violation.

          3.15 SCHEDULED PERSONAL PROPERTY LEASES. The Scheduled Personal Property Leases listed in Schedule 3.15 annexed hereto constitutes all of the leases of machinery, equipment and other personal property material to the conduct of the Newspaper Business (taken as a whole) as it is being conducted by Seller on the Agreement Date. Seller is not in material default with respect to any of the Scheduled Personal Property Leases and all such Leases are in force and effect in all material respects, and to Seller's actual knowledge no default by the other contracting parties has occurred thereunder and no event, occurrence or condition exists which, with the lapse or time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder. A true and complete copy of each Scheduled Personal Property Lease has been delivered by Seller to Purchaser as of the Agreement Date.

          3.16 TANGIBLE PERSONAL PROPERTY. As of the Agreement Date, after taking into account the age and location of the Tangible Personal Property, all of the Tangible Personal Property are in good condition, ordinary wear and tear excepted.

          3.17 SCHEDULED VEHICLES. As of the Agreement Date, after taking into account the age and mileage of the Scheduled Vehicles, all of the Scheduled Vehicles are in good condition, ordinary wear and tear excepted.

          3.18 SCHEDULED LICENSES AND PERMITS. To the actual knowledge of Seller, all of the Scheduled Licenses and Permits listed on Schedule 3.18 annexed hereto are in force and effect in accordance with their terms and Seller is not in violation of any material term or condition of any of such Scheduled Licenses and Permits. Such Scheduled Licenses and Permits constitute all material licenses and permits which are required relative to Seller's conduct of the business of the Newspaper as currently conducted.

          3.19 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.19 annexed hereto and in the Environmental Assessment Reports referred to therein:

          (a) To the actual knowledge of Seller, it has obtained all environmental permits, licenses, and approvals necessary for the operation of the business of the Newspaper as currently conducted for which failure to do so would have a material adverse effect on the Newspaper Business (taken as a whole) as conducted by Seller on the Agreement Date.

          (b) To the actual knowledge of Seller, Seller has not received any written notice of any pending and unresolved material violations, proceedings, claims, or lawsuits relating to "hazardous substances" (as this term is defined below) and arising out of environmental matters with respect to the operation of the Newspaper.

          (c) Seller has no actual knowledge that the Scheduled Real Property (including, without limitation, the subsurface soil and the ground water thereunder) contains any "hazardous substances" which are required under current applicable law to be removed or remediated.

          (d) Seller has no actual knowledge of any written communications or written agreements between Seller, on the one hand, and any governmental authority or agency (federal, state or local) or any private person or entity, on the other hand, relating in any way to the presence, release, threat of release, placement on or in any of the Scheduled Real Property, or the generation, transportation, storage, treatment, or disposal at any of the Scheduled Real Property, of any hazardous substance.

          The term "hazardous substance" means and includes (i) a "hazardous substance" as defined in 42 U.S.C. '9601(14), California Health & Safety Code
Section 25316 and/or California Water Code Section 13050(p), and (ii) any other material or substance known to be toxic or hazardous (including, without limitation, any radioactive substance, methane, volatile hydrocarbons, industrial solvents and asbestos).

          3.20 TAXES. To the actual knowledge of Seller, there are no unsatisfied liens against any of the Assets for any federal, foreign, state or local taxes, assessments, duties, fees, levies or other governmental charges, the enforcement of which would have a material adverse effect on the Newspaper or the Newspaper Business.

          3.21 BROKERS AND FINDERS. Other than Consultant, Seller has not employed or retained any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or other compensation from Seller in connection therewith or upon the consummation thereof.

          3.22 ADVERTISING. Schedule 3.22 annexed hereto sets forth (a) a complete and correct list of the published rates for advertising lineage for the Newspaper as of the Agreement Date, and a list of advertising rate changes which the Newspaper intends as of the Agreement Date to implement after the Agreement Date, and (b) a complete and correct list of and the amount of revenues generated by each of the Newspaper's largest (by dollar amount) (i) 10 retail advertisers, (ii) 10 preprint advertisers, and (iii) 10 classified advertisers for the twelve months ending October 31, 1997.

          3.23 CIRCULATION. With respect to circulation, distribution and subscription:

                (a) Schedule 3.23 annexed hereto pertaining to the Newspaper contains: (i) a true and complete copy of the most recently completed ABC annual audit report and (ii) a true and complete copy of the most recent publisher's statement submitted to ABC.

                (b) All representations contained in such publisher's statement are true and correct in all material respects.

                (c) Since September 30, 1997, Seller has not made any material change in its policies for the pricing of circulation for the Newspaper, except such changes as are set forth in Schedule 3.23. Schedule
3.23 set forth the Newspaper's average paid daily circulation and its average paid Sunday circulation, as reported in accordance with the ABC guidelines and rules, for (i) the month of October 1997, (ii) the month of November 1997, (iii) the two-month period ending November 30, 1997, and (iv) the week ending November 30, 1997.

          3.24 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH ABOVE IN THIS ARTICLE III, NEITHER SELLER, GUARANTOR NOR ANY OTHER MEMBER OF THE SELLER'S GROUP HAS MADE ANY
REPRESENTATIONS, GUARANTIES, PROMISES, STATEMENTS, ASSURANCES OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED.

          IV.  PURCHASER'S REPRESENTATIONS AND WARRANTIES

          Purchaser hereby makes the following representations and warranties to Seller and Guarantor, all of which shall be true and correct in all material respects on the Agreement Date and as of the Closing, and shall survive the Closing to the extent and subject to the provisions of Article X below:

          4.1 ORGANIZATION AND QUALIFICATION. Purchaser is duly organized, validly existing and in good standing under the laws of the State of its incorporation (as set forth on the signature page hereof) and has the requisite power and authority to carry on the Newspaper Business. Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction where not to be so qualified would have a material adverse effect on the business and properties of Purchaser taken as a whole.

          4.2 AUTHORITY AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and all documents, instruments and certificates made or delivered by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary action on the part of Purchaser. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Purchaser hereunder and thereunder constitute valid and legally binding agreements and obligations of Purchaser, enforceable against Purchaser, in accordance with the terms hereof and thereof, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity.

          4.3 NO CONFLICTS. Subject to the satisfaction of the HSR Condition and receipt of the Consents, the execution, delivery and performance of this Agreement by Purchaser does not and will not (a) conflict with any of the charter documents of Purchaser, or conflict with, or result in a material breach or termination of, or constitute a material default under, any contract, lease, note or other instrument, or commitment, or any order, judgment or decree to which Purchaser is a party or may be affected or bound, the enforcement of which would have a material adverse effect on the Newspaper Business as owned by Purchaser or on Purchaser's ability to perform its obligations under this Agreement, or (b) constitute a violation of any law, rule or regulation applicable to Purchaser or the Newspaper Business as owned by the Purchaser, the enforcement of which would have a material adverse effect on the Newspaper Business as owned by Purchaser or on Purchaser's ability to perform its obligations under this Agreement.

          4.4 CONSENTS. Except as otherwise provided in Section 3.4 above, no consent, approval or authorization is required on the part of Purchaser in connection with Purchaser's execution, delivery or performance of its obligations under this Agreement.

          4.5 LITIGATION; COMPLIANCE WITH LAW. There are no judicial or administrative actions or proceedings or governmental investigations pending or threatened, and there are no orders, judgments, injunctions or decrees issued or threatened, against Purchaser or relating to any of Purchaser's businesses or investments, which if determined adversely would have a material adverse effect upon the Newspaper Business as owned by the Purchaser or would prevent Purchaser from performing its obligations under this Agreement. Purchaser is not in violation of any applicable law, rule, regulation or ordinance, judicial or administrative decision, or other requirement of any governmental body or court relating to it or any of its businesses or investments, which violation would have a material adverse effect upon the Newspaper Business as owned by the Purchaser, and no written notice has been received by Purchaser alleging any such violation.

          4.6 ABILITY TO FUND PURCHASE PRICE. Purchaser has sufficient capital and other financial resources necessary to consummate the purchase of the Assets and fund the Purchase Price in accordance with the terms and conditions of this Agreement. Purchaser understands that its ability to secure financing for the transactions contemplated hereunder is not a condition precedent to its obligations under this Agreement.

          4.7 BROKERS AND FINDERS. Purchaser has not employed or retained any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or compensation from Purchaser or Seller in connection therewith or upon the consummation thereof.

          4.8 PURCHASER'S ACKNOWLEDGMENT OF SELLER'S AND GUARANTOR'S LIMITATIONS ON REPRESENTATIONS AND WARRANTIES; WAIVER OF RIGHTS REGARDING CONFIDENTIAL INFORMATION.

          (a) WITHOUT LIMITING THE GENERALITY OF SECTION 3.22 ABOVE, PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE SET FORTH IN ARTICLE III OF THIS AGREEMENT (i) IT IS PURCHASING THE NEWSPAPER BUSINESS AND THE ASSETS IN THEIR PRESENT "AS IS/WHERE IS" CONDITION AND WITH ALL DEFECTS AND FAULTS AS OF THE CLOSING DATE, AND (ii) NEITHER SELLER, GUARANTOR NOR ANY OTHER MEMBER OF THE SELLER'S GROUP HAS MADE OR WILL MAKE, EITHER EXPRESSLY OR IMPLIEDLY, ANY REPRESENTATIONS, GUARANTIES, PROMISES, STATEMENTS, ASSURANCES OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER CONCERNING ANY OF THE FOLLOWING
MATTERS: (A) THE NEWSPAPER, THE NEWSPAPER BUSINESS, THE ASSETS OR THE ASSUMED LIABILITIES, (B) THE VALUE, FINANCIAL CONDITION OR FINANCIAL PROSPECTS OR PROFITABILITY OF THE NEWSPAPER OR THE NEWSPAPER BUSINESS, (C) THE PHYSICAL (ENVIRONMENTAL OR OTHERWISE) CONDITION OF THE ASSETS, OR (D) THE FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OF THE ASSETS; (E) THE COMPLIANCE BY SELLER OR THE NEWSPAPER WITH LAWS, RULES OR REGULATIONS, OR (F) ANY FINANCIAL OR OTHER PROJECTIONS RELATING TO THE NEWSPAPER OR THE NEWSPAPER BUSINESS PROVIDED BY SELLER.

          (b) PURCHASER ALSO ACKNOWLEDGES THAT AS OF CLOSING IT HAS BEEN GIVEN THE FULL OPPORTUNITY TO INSPECT AND INVESTIGATE THE MATTERS REFERRED TO IN THIS SECTION TO ITS OWN SATISFACTION OR CAUSE SUCH AN INSPECTION AND INVESTIGATION BY EXPERTS ENGAGED BY PURCHASER. PURCHASER REPRESENTS TO SELLER THAT IT IS NOT RELYING UPON THE EXPRESS OR IMPLIED REPRESENTATIONS, GUARANTIES, PROMISES, STATEMENTS, ASSURANCES OR WARRANTIES OF SELLER OR ANY MEMBER OF SELLER'S GROUP AS TO SUCH MATTERS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER ALSO UNDERSTANDS AND AGREES THAT IT IS PURCHASING THE ASSETS WITHOUT ANY OBLIGATION ON THE PART OF SELLER TO MAKE ANY REPAIRS, CHANGES OR ALTERATIONS WITH RESPECT TO THE ASSETS.

          (c) PURCHASER UNDERSTANDS THAT IN CONNECTION WITH THE PROCESS CONDUCTED BY SELLER FOR THE SALE OF THE ASSETS, SELLER FURNISHED A VARIETY OF INFORMATION, SOME OF WHICH IS CONFIDENTIAL AND PROPRIETARY TO THE NEWSPAPER, TO MANY PROSPECTIVE PURCHASERS, SOME OF WHOM ARE CURRENTLY COMPETITORS OF THE NEWSPAPER BUSINESS AND DISTRIBUTE COMPETING NEWSPAPERS IN THE SAME MARKET IN WHICH THE NEWSPAPER IS DISTRIBUTED. IN PURCHASING THE ASSETS, PURCHASER ACKNOWLEDGES AND AGREES THAT NEITHER SELLER, GUARANTOR OR ANY OTHER MEMBER OF SELLER'S GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY LOSSES WHICH PURCHASER OR THE NEWSPAPER BUSINESS MAY SUFFER OR INCUR, EITHER BEFORE OR AFTER THE CLOSING, AS A RESULT OF THE DISCLOSURE OF SUCH CONFIDENTIAL OR PROPRIETARY INFORMATION TO COMPETITORS, AND PURCHASER HEREBY WAIVES AND RELINQUISHES ANY AND ALL CLAIMS WHICH IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER, GUARANTOR OR ANY OTHER MEMBER OF THE SELLER'S GROUP WHICH IN ANY WAY RELATE TO SUCH LOSSES.

                             V.  CERTAIN COVENANTS

          5.1 CONFIDENTIALITY; PUBLICITY. Reference is hereby made to that certain Confidentiality Agreement previously entered into between Seller and Purchaser (the "Confidentiality Agreement"). The terms and conditions of the Confidentiality Agreement remain in full force and effect and Seller and Purchaser agrees to continue to be bound thereby. No announcement, press release, communication or other disclosure (collectively referred to herein as a "Disclosure"), whether written or oral, concerning the execution and delivery of this Agreement, the Exhibits and Schedules hereto or with respect to the transactions contemplated by this Agreement shall be made or given by either party to any Person, unless (a) the wording and timing of such Disclosure is mutually approved by Seller and Purchaser or (b) such Disclosure is required by any law, court order or governmental authority having jurisdiction over Seller or Purchaser. Notwithstanding anything to the contrary set forth herein, no press release or other announcement concerning the execution of this Agreement, the sale of the Newspaper to Purchaser, or any of the other transactions contemplated under this Agreement, shall be issued or made until after the condition referred to in Section 6.9 below has been satisfied.

          5.2 THIRD PARTY CONSENTS. As soon as practicable after the execution hereof, Seller will commence to take all reasonable action required on its part to obtain all of the Third Party Consents. Purchaser agrees that it will fully cooperate with Seller, and do all things reasonably necessary to assist Seller to obtain all of the Third Party Consents, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought. However, Purchaser understands that as of the Closing there may be (a) certain Scheduled Contracts which require Third Party Consents, but such Third Party Consents have not been obtained and (b) certain other Contracts ("Other Contracts") which also require a consent or approval in order to assign those other Contracts to Purchaser ("Other Contracts Consents"), but no such consents or approvals were sought because they did not constitute Third Party Consents within the meaning of this Agreement. With respect to all such

Scheduled Contracts and Other Contracts referred to above (collectively, the "Non-Transferable Contracts"), although Seller's rights thereunder shall constitute Excluded Assets pursuant to Section 1.20(g) of this Agreement, Seller shall, to the extent possible without incurring any liability to any third party, keep such Non-Transferable Contracts in effect and shall accord Purchaser the benefit of such Non-Transferable Contracts to the same extent as if they had not been excluded, and Purchaser shall fully perform all of Seller's obligations under such Non-Transferable Contracts which arise after the Closing. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party. Notwithstanding anything which may be contained in this Agreement to the contrary, the receipt of any of the Third Party Consents or the Other Contracts Consents or the Country Club Consents shall not be a condition precedent to Purchaser's obligations hereunder to purchase the Assets at the Closing, and the failure for any reason to obtain any Third Party Consents or Other Contracts Consents or Country Club Consents shall not relieve Purchaser of its obligations to consummate the transactions contemplated under this Agreement at the times and in the manner set forth herein.

          5.3 HSR ACT. If the transactions contemplated under this Agreement require filings with the FTC and the DOJ under the HSR Act, then no later than three (3) business days after the condition referred to in Section 6.9 has been satisfied, Seller and Purchaser will each prepare and submit to the FTC and DOJ all such required filings. The parties shall cooperate in the preparation of such filings (including the exchange of drafts of such portions of the filings which do not contain confidential information not related to the Newspaper Business) and shall coordinate filings so as to minimize the length of any review periods. Each party will keep the other party apprised of the status of any inquiries made of such party by the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, and each party shall promptly respond to any such inquiries or requests for additional information. Purchaser shall pay or reimburse Seller for all filing fees required to be paid, if any, by Seller in connection with the satisfaction of the HSR Condition.

          5.4 SELLER'S CONDUCT OF NEWSPAPER BUSINESS. Seller agrees that from and after the Agreement Date to and including the Closing Date:

          (a) Seller shall cause the Newspaper Business to be conducted in the usual and ordinary course of business, including, without limitation, circulation promotions and telemarketing activities at a level consistent with past practices; and

          (b) None of the Assets shall be sold, transferred, leased, conveyed or otherwise disposed of, and none of the Assets shall be pledged or otherwise encumbered, without the prior written consent of Purchaser, except for the following (collectively referred to herein as the "Permitted Transactions"):
(i) the use of inventory, (ii) the disposition of damaged or defective equipment or materials, (iii) transactions in the usual and ordinary course of business, (iv) other transactions which do not involve any Asset which is material to the Newspaper Business, and (v) transfers of cash and cash equivalents from Seller's Bank of America accounts to Seller's other accounts.

          Provided, however, that notwithstanding the provisions of this
Section 5.4 or anything else which may be contained in this Agreement to the contrary, under no circumstances shall Seller be required to make any capital expenditure with respect to the Newspaper, the Newspaper Business or the Assets.

          5.5   EMPLOYEES.

          (a) At the Closing, Purchaser hereby agrees to employ all employees employed and paid by Seller or the Newspaper immediately prior to the Closing Date and Larry T. Beasley, Publisher (the "Continuing Employees") under substantially the same terms and conditions of employment existing at the Closing. Purchaser shall be responsible for (i) all obligations and liabilities of Seller with respect to the Continuing Employees, whether arising before or after the Closing, including, without limitation, all such obligations of Seller for salaries, vacation and holiday benefits, severance payments, bonuses, retirement benefits, welfare benefits and other forms of compensation, benefits or other payments, and (ii) all obligations of Seller under the Retention Agreements with respect to the payment of the "Retention Bonuses" and the "Separation Pay" referred to therein. Purchaser shall be responsible for and shall pay all obligations and liabilities with respect to Continuing Employees that accrue or are payable on or after the Closing Date, including, without limitation, all obligations for salaries, vacation and holiday benefits, bonuses, retirement benefits, welfare benefits and other forms of compensation, benefits, or other payments and further including, without limitation, all obligations and liabilities with respect to life insurance and medical benefits provided to Continuing Employees who retire on or after the Closing Date, and all obligations and liabilities with respect to severance or termination benefits that accrue to Continuing Employees on or after the Closing Date. In addition, with respect to the Continuing Employees, Purchaser hereby agrees to comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act. If any Continuing Employee becomes a participant in any employee benefit plan, program, policy or arrangement of Purchaser on or after the Closing Date, such Continuing Employee shall be given credit under any such plan, program, policy or arrangement for all service with Seller or any predecessor employer (to the extent such credit was given by Seller) for purposes of eligibility, vesting and benefit accrual for all purposes for which such service is either taken into account or recognized.

          5.6 BOOKS AND RECORDS. All data, files, records and other information transferred by Seller to Purchaser pursuant to this Agreement shall be preserved by Purchaser and shall be available for inspection by Seller on advance notice during normal business hours for a period of five (5) years after the Closing Date and Seller may, at its own expense, make such copies and extracts thereof as it may desire.

          5.7 REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions herein provided, Purchaser and Seller each agree to use reasonable commercial efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided that "reasonable commercial efforts" shall not require Purchaser or Seller to undertake extraordinary or unreasonable measures to consummate the transactions contemplated hereby, including without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees.

          VI.  CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to consummate the transactions contemplated under this Agreement on the Closing Date are subject to the satisfaction at or prior to the Closing of each of the following conditions. Purchaser may waive any or all of such conditions in whole or in part; provided that any such waiver shall be in writing and no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies under this Agreement or otherwise at law or in equity if Seller should be in default of any of its covenants and agreements under this Agreement.

          6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. All representations and warranties of Seller and Guarantor set forth in Article III shall be true and correct in all material respects.

          6.2 COMPLIANCE. Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement and the Escrow Agreement to be performed or complied with by Seller on or prior to the Closing Date.

          6.3 CLOSING LEGAL OPINION. Purchaser shall have been furnished an opinion of Donovan Leisure Newton & Irvine, Los Angeles, California ("DLNI Opinion"), counsel to Seller, dated the Closing Date, to the effect as set forth in Exhibit 6.3 annexed hereto.

          6.4 HSR ACT. If the transactions contemplated under this Agreement require filings with the FTC and the DOJ under the HSR Act, the HSR Act Condition shall have been satisfied.

          6.5 CORPORATE COMPLIANCE. Purchaser shall have been furnished a copy, certified by the secretary or an assistant secretary of Seller and Guarantor ("Seller's and Guarantor's Secretary's Certificate"), of the resolutions adopted by the board of directors of Seller and Guarantor, and by the shareholders of Seller and Guarantor, authorizing the execution, delivery and performance of this Agreement by Seller, and consummation of the transactions contemplated by this Agreement.

          6.6 INJUNCTIONS, ETC. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement.

          6.7 CLOSING DELIVERIES. Seller shall have delivered all the sums and documents described in Section 8.2 below.

          6.8 TRANSFER OF REAL PROPERTY. Concurrently upon the Closing, the Grant Deeds referred to in Sections 8.2(a)(i) and 8.2(a)(ii) below shall have been recorded and the Title Policy referred to in Section 3.12 shall have been issued.

          6.9 DUE DILIGENCE. Purchaser shall have completed on or prior to December 5, 1997, its due diligence investigation of the Newspaper and the Assets to Purchaser's satisfaction. Purchaser shall evidence the satisfaction of this condition by delivering written notice to that effect to Seller prior to 3:00 p.m., local Los Angeles time, on Friday, December 5, 1997. If for any reason whatsoever, Purchaser fails, refuses or neglects to deliver such a letter before such date and time, this condition shall be deemed unsatisfied and not waived, in which event Seller shall have the right to terminate this Agreement, without liability of any kind, at any time thereafter by delivering written notice of termination to the Purchaser.

           VII.  CONDITIONS TO SELLER'S AND GUARANTOR'S OBLIGATIONS

          The obligations of Seller and Guarantor to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction at or prior to the Closing Date of each of the following conditions. Seller may waive any or all of such conditions in whole or in part; provided that any such waiver shall be in writing and no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies under this Agreement or otherwise at law or in equity if Purchaser should be in default of any of its covenants and agreements under this Agreement.

          7.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. All representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects.

          7.2 COMPLIANCE. Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement and the Escrow Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

          7.3 CLOSING LEGAL OPINION. Purchaser shall have been furnished an opinion ("Purchaser's Legal Opinion") of legal counsel to Purchaser, dated the Closing Date, to the effect as set forth in Exhibit 7.3 annexed hereto.

          7.4 HSR ACT CONDITION. If the transactions contemplated under this Agreement require filings with the FTC and the DOJ under the HSR Act, the HSR Act Condition shall have been satisfied.

          7.5 COMPLIANCE BY PURCHASER. Seller shall have been furnished a copy, certified by the secretary of Purchaser or, if Purchaser is a partnership, by the secretary of Purchaser's general partner or managing general partner ("Purchaser's Secretary's Certificate"), of the resolutions adopted by the board of directors of Purchaser or of Purchaser's general or managing partner, as applicable, authorizing the execution, delivery and performance of this Agreement by Purchaser and consummation of the transactions contemplated by this Agreement.

          7.6 INJUNCTIONS, ETC. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement.

          7.7 PAYMENT. Seller shall have received payment of the Purchase Price in the manner set forth in Section 2.2(b) above.

          7.8 CLOSING DELIVERIES. Purchaser shall have delivered all the sums and documents described in Section 8.3 below.

          7.9 PURCHASER'S DUE DILIGENCE. The receipt by Seller before 3:00 p.m., local Los Angeles time, on Friday, December 5, 1997, of a letter from Purchaser stating that the condition referred to in Section 6.9 above has been satisfied.

                              VIII.  THE CLOSING

          8.1 CLOSING; PLACE OF CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Donovan Leisure Newton & Irvine at 333 South Grand Avenue, Suite 4100, Los Angeles, California 90071 at 8:00 a.m. local time on the Closing Date, or at such other place and time as the Seller may designate.
At the Closing, all the documents required to be delivered hereunder as a condition to Closing on the part of either Purchaser or Seller, as set forth in Articles VI and VII hereof, shall be made and delivered, and all conditions to Closing hereunder shall be either satisfied in accordance with the terms of this Agreement or waived in writing by the party entitled to the satisfaction thereof.

          8.2   DELIVERIES BY OR ON BEHALF OF SELLER.

          (a) ESCROW AGREEMENT DELIVERIES. At least five (5) business days prior to the Closing Date, Seller shall execute and deliver the Escrow Agreement and at least one (1) business day prior to the Closing Date, Seller shall deposit with the Escrow Holder pursuant to the Escrow Agreement:

                (i) The Valencia Grant Deed in the form of Exhibit 8.2(a)(i) annexed hereto;

               (ii) The Woodland Hills Grant Deed in the form of Exhibit 8.2(a)(ii) annexed hereto;

              (iii) Funds sufficient to pay or cause to be paid all costs, expenses and other sums required to be paid by Seller under the Escrow Agreement; and

               (iv) All other documents and forms required to be deposited in Escrow by Seller under the Escrow Agreement.

          (b) CLOSING DELIVERIES. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                (i)  Assumption Agreement, duly executed by Seller;

               (ii) Bill of Sale and General Assignment in the form and substance of Exhibit 8.2(b)(ii) annexed hereto, duly executed by Seller;

              (iii) Copy of Articles of Incorporation of Seller and Guarantor, certified by the Nevada Secretary of State as of a date no earlier than thirty (30) calendar days prior to the Closing Date;

               (iv) Certificate of Good Standing of Seller and Guarantor, issued by the Nevada Secretary of State and dated no earlier than thirty (30) calendar days prior to the Closing Date;

                (v) Certificate of Good Standing of Seller, issued by the California Secretary of State and dated no earlier than thirty (30) calendar days prior to the Closing Date;

               (vi)  Secretary's Certificate;

              (vii)  DLNI Opinion, duly executed by DLNI;

             (viii) Certificates of ownership for all Scheduled Vehicles, duly endorsed in favor of Purchaser; and

               (ix) All such other instruments and documents as may be necessary or appropriate to permit the Closing.

          8.3   DELIVERIES BY OR ON BEHALF OF PURCHASER.

          (a) ESCROW AGREEMENT DELIVERIES. At least five (5) business days prior to the Closing Date, Purchaser shall execute and deliver the Escrow Agreement and at least one (1) business day prior to the Closing Date, Purchaser shall deposit with the Escrow Holder pursuant to the Escrow
Agreement:

                (i) All documents and forms required to be deposited in Escrow by Purchaser under the Escrow Agreement; and

               (ii) Funds sufficient to pay or cause to be paid all costs, expenses and other sums required to be paid by Purchaser under the Escrow Agreement.

          (b) CLOSING DELIVERIES. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                (i)  The Purchase Price in the manner set forth in Section
2.2(b);

               (ii)  Assumption Agreement, duly executed by Purchaser;

              (iii) Bill of Sale and General Assignment, duly executed by Purchaser;

               (iv) A copy of Articles or Certificate of Incorporation of Purchaser, certified by the Secretary of State of the state of Purchaser's incorporation as of a date no earlier than thirty (30) calendar days prior to the Closing Date;

                (v) Certificate of Good Standing of Purchaser, issued by the Secretary of State of the state of Purchaser's organization and dated no earlier than thirty (30) calendar days prior to the Closing Date;

               (vi) Certificate of Good Standing of Purchaser, issued by the California Secretary of State and dated no earlier than thirty (30) calendar days prior to the Closing Date;

              (vii)  Purchaser's Secretary's Certificate;

             (viii) Purchaser's Legal Opinion, executed by Purchaser's legal counsel; and

               (ix) all such other instruments and documents as may be necessary or appropriate to permit the Closing.

                          IX.  POST-CLOSING COVENANTS

          9.1 FURTHER ASSURANCES. At any time and from time to time after the Closing, each party shall, without further consideration, execute and deliver such other instruments of transfer and assumption or other documents and shall take such other actions as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement and consummate the transactions contemplated hereunder. Without limiting the generality of the foregoing, from time to time after the Closing, Purchaser shall, without further consideration, cooperate with Seller and Seller's counsel in connection with Seller's obligations relating to pending and threatened proceedings, litigation, demands and claims which constitute Excluded Liabilities. Such cooperation by Purchaser shall include, without limitation (a) furnishing such documents and making such witnesses available to Seller and its counsel as Seller or its counsel may reasonably request and
(b) making such retractions in the Newspaper in response to demands for retractions as are requested by Seller or its counsel, provided such retractions are reasonable or otherwise consistent with the past practices of the Newspaper.

                         X.  SURVIVAL; INDEMNIFICATION

          10.1 SURVIVAL. Each representation and warranty contained in Articles III and IV hereof, and each of the covenants set forth in Article V and Article IX hereof, shall survive the Closing and remain in full force and effect until such times as the rights of a party for indemnification with respect to such representation, warranty and covenant under Sections 10.2 and
10.4 hereof shall have expired.

          10.2 SELLER AND GUARANTOR INDEMNIFICATION. Subject to the limitations set forth in Section 10.3 below, Seller and Guarantor shall jointly and severally indemnify and hold harmless Purchaser and each other member of the Purchaser's Group from and against any and all Claims and Losses suffered or incurred by Purchaser or any other member of the Purchaser's Group to the extent such Claims and Losses are caused by or constitute (a) a Seller Default or (b) Excluded Liabilities.

          10.3 LIMITATIONS ON SELLER INDEMNIFICATION. Notwithstanding anything contained in this Agreement to the contrary: (a) the rights of indemnification provided in Section 10.2 shall expire on the first anniversary of the Closing Date ("Indemnity Expiration Date") and thereafter all Claims and Losses which might otherwise be the subject of indemnification under Section 10.2 shall be extinguished, except as to bona fide and valid Claims and Losses for which written notice has been given to Seller in writing prior to the Indemnity Expiration Date; (b) in no event shall Seller or Guarantor be required to indemnify the Purchaser or other member of the Purchaser's Group for any individual Claim or Loss unless the aggregate amount of all such Claims and Losses exceeds the sum of One Million Dollars ($1,000,000.00) ("Basket"), and then Seller's and Guarantor's liability for such Claims and Losses shall be limited only to the amount of such excess; and (c) the maximum amount of Seller's liability for all Claims and Losses shall be the sum of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) in the aggregate ("Maximum Liability"); provided, however, that:

       (1) There shall be excluded from the Maximum Liability, all Claims and Losses for (i) breach of the representations and warranties set forth in Section 3.5 and (ii) taxes, including any interest or penalties thereon, relating to the Newspaper Business for the period prior to Closing, and (iii) any breach of any representation or warranty set forth in Article III of this Agreement which constitutes intentional fraud; and

       (2) Purchaser's rights to indemnification under Section 10.2 with respect to the Excluded Liabilities shall not be subject to the temporal or monetary limitations set forth in this Section 10.3.

          10.4 PURCHASER INDEMNIFICATION. Purchaser shall indemnify and hold harmless the Seller and each other member of the Seller's Group from and against any and all Claims and Losses suffered or incurred by Seller or any other member of the Seller's Group to the extent such Claims and Losses are caused by or constitute (a) a Purchaser Default or (b) Assumed Liabilities.

          10.5 INDEMNIFICATION CLAIM PROCEDURES. Promptly after either party hereto has knowledge or receives notice of any Claim or Loss for which indemnification with respect thereto will be sought against any party obligated to provide indemnification under Section 10.2 or 10.4 above (the "Indemnifying Party"), such party (the "Indemnitee") shall give the Indemnifying Party written notice of such Claim or Loss, setting forth specifically the facts giving rise to, or alleged as a basis for, such Claim or Loss, the amount of liability asserted, and accompanied by any documentation of such Claim or Loss. The Indemnifying Party shall have the right to compromise or defend, at its own expense and by counsel of its own choosing reasonably satisfactory to the Indemnitee, any such Claim or Loss. Such notice and the opportunity to compromise or defend shall be a condition precedent to any liability of the Indemnifying Party hereunder. If the Indemnifying Party shall undertake to compromise or defend any such action or proceeding or asserted liability, it shall promptly notify the Indemnitee, who shall cooperate with the Indemnifying Party and its counsel in such defense against any asserted third party liability, including, but not limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested, which is in the possession of the Indemnitee. The Indemnifying Party shall obtain the prior written approval of the Indemnitee before entering into any settlement of such Claim or ceasing to defend against such Claim, such approval not to be unreasonably withheld or delayed, if (i) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnitee or the Assets or (ii) in the case of a settlement, the Indemnitee would not thereby receive from the claimant an unconditional release from all further liability in respect of such Claim. After the Indemnifying Party has undertaken defense of any such asserted liability, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnitee in connection with such matter. Any Claim or Loss for indemnification as a consequence of a Seller Default or a Purchaser Default shall be in writing, accompanied by a summary description of the basis of the Claim, the asserted amount of damages of the Indemnitee, and such documentary or other evidence underlying the claim as is then possessed by the Indemnitee. The parties shall proceed in good faith to attempt to resolve any question of liability and the amount, if any, of damages thereby occasioned, as promptly as possible.

          10.6 EXCLUSIVE REMEDIES. The provisions of this Article X shall set forth the exclusive remedies of Purchaser and other members of the Purchaser's Group against Seller and other members of the Seller's Group for any breach by Seller of any representations, warranties or covenants under this Agreement and the Exhibits hereto. The provisions of this Article X shall set forth the exclusive remedies of Seller and other members of the Seller's Group against Purchaser and other members of the Purchaser's Group for any breach by Purchaser of any representations, warranties or covenants under this Agreement and the Exhibits hereto. Notwithstanding anything to the contrary which may be contained in this Agreement, no member of Seller's Group other than Seller shall be liable or otherwise responsible for any breaches by Seller of any of Seller's representations, warranties and covenants contained in this Agreement or any Exhibit hereto.

                               XI.  TERMINATION

          11.1  NONPERFORMANCE.

          (a) At any time on or prior to the Closing Date, either party shall have the right to terminate this Agreement in the event that (i) in the case of Seller, there exists or arises a Purchaser Default, or (ii) in the case of Purchaser, there exists or arises a Seller Default; provided, however, that no such right of termination shall exist if the party against whom such termination is sought has remedied or can remedy the alleged default by the earlier to occur of (A) the Closing Date or (B) within 30 days after being given written notice thereof by the other party.

          (b) In addition to the right of termination under Section 11.1(a) above and in addition to and not in limitation of any other remedy for breach of this Agreement, specific performance shall also be available to Seller and Purchaser to enforce the terms of this Agreement to the extent available under applicable law.

          11.2 OTHER CONDITIONS PERMITTING TERMINATION. Seller or Purchaser may also terminate this Agreement (provided such party is not then in material breach of this Agreement), as follows:

          (a) Purchaser may terminate this Agreement if any of the conditions precedent to its obligations set forth in Article VI (other than Sections 6.1 and 6.2) have not been satisfied or waived as of the Closing Date (or such earlier date as is expressly set forth in Article VI); or

          (b) Seller may terminate this Agreement if any of the conditions precedent to its obligations set forth in Article VII (other than Sections
7.1 or 7.2) have not been satisfied or waived as of the Closing Date (or such earlier date as is expressly set forth in Article VII).

          (c) Seller may terminate this Agreement if (i) the condition set forth in Section 6.9 has not been satisfied prior to the date and time specified therein or (ii) the Closing has not occurred on or before January 31, 1998.

          11.3  EFFECT OF TERMINATION.

          (a)   No termination of this Agreement pursuant to Sections 11.1 or
11.2 above shall be construed as relieving a party from liability for damages to the other party for breach of its obligations or representations and warranties under this Agreement.

          (b) In the event of a termination of this Agreement under the provisions of Section 11.2, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                              XII.  MISCELLANEOUS

          12.1 ASSIGNMENT OF AGREEMENT; BINDING EFFECT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser, nor by Purchaser, except as hereinafter provided, without the prior written consent of Seller. Purchaser may assign its rights hereunder to a wholly owned subsidiary, but not such assignment shall operate to relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, benefit or obligation hereunder.

          12.2 GOVERNING LAW; JURISDICTION AND VENUE ET. CET. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. IN THE EVENT THAT ANY LEGAL ACTION SHOULD BE FILED BY ANY PARTY AGAINST THE OTHER PARTY, THE VENUE AND FORUM FOR SUCH ACTION SHALL BE THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. EACH PARTY ALSO AGREES THAT IF IT IS A NON-RESIDENT OF CALIFORNIA AT THE TIME OF SUCH LEGAL ACTION, SERVICE OF PROCESS MAY BE MADE ON IT BY DELIVERY TO IT VIA UNITED STATES REGISTERED OR CERTIFIED MAIL. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT WITHIN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND ALSO CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA OR FEDERAL LAW.

          12.3 SECTION AND OTHER HEADINGS. The paragraph headings, captions, and the "Table of Contents" contained in this Agreement, are for reference purposes only and shall not affect the meaning, interpretation or contents of this Agreement.

          12.4  WAIVERS AND AMENDMENTS.

          (a) Purchaser or Seller may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive performance of any of the obligations of the other.

          (b) No waiver shall be valid unless in writing and signed by the party to be charged, and then only to the extent therein specified. No waiver by either party of a right or remedy under this Agreement or under applicable law shall constitute a waiver, express or implied, of any other right or remedy of such party, and no failure or delay on the part of either party to exercise, assert or otherwise insist upon one or more of its rights or remedies under this Agreement or at law shall constitute a waiver by such party of any of such rights or remedies either then or in the future, or otherwise constitute a precedent for any future conduct, actions or inaction.

          (c) This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

          12.5 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Purchaser and Seller shall each be responsible for their respective fees and expenses incident to the negotiation, preparation, execution, and consummation of the transactions contemplated by this Agreement, including the fees of any brokers or advisors engaged by either.

          12.6 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits annexed hereto, and the Confidentiality Agreement, contain the entire agreement and understanding of the parties with respect to the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, understandings, covenants or undertakings other than those expressly set forth or referred to herein and in the Confidentiality Agreement. This Agreement supersedes all prior discussions, agreements, understandings, negotiations and undertakings, whether written or oral, between the parties with respect to such subject matter, including without limitation the Bid Form executed by Purchaser, the Procedures, Terms and Conditions distributed by Seller and Consultant, and/or any materials contained therein or supplied to Purchaser in connection therewith.

          12.7 NOTICES. Any notice, approval, disapproval, consent, waiver, or other communication (collectively, "Notices") required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or mailed, certified or registered United States mail, postage prepaid, return receipt requested, or sent by Federal Express or other reliable overnight carrier for next business day delivery, or by fax. All Notices shall be deemed delivered (a) if personally served, when delivered,
(b) if sent by Federal Express or other overnight carrier for next business day delivery, when actually delivered to the address specified below, (c) if by mail, three (3) days following deposit in the United States mail, or (d) if by fax, when the transmitting telecopier machine has confirmed that the Notice has been completed or sent without error. All Notices shall be addressed to the party to whom such Notice is to be given at the party's address set forth below or as such party shall otherwise direct by Notice sent pursuant to this Section 12.7:

          (a)   IF TO SELLER, ADDRESSED TO:

                Tower Media Inc
                c/o Kent Farms
                Middleburg, VA 20117
                Attention:  Stuart A Haney, Esq.
                Tel:  (540) 687-4000
                Fax:  (540) 687-5615
          With a copy (which shall not constitute notice hereunder) addressed to:

                Donovan Leisure Newton & Irvine
                333 South Grand Avenue, Suite 4100
                Los Angeles, CA 90071
                Attention:  Michael C. Cohen, Esq.
                Tel: (213) 253-4060
                Fax: (213) 617-2368

          (b)  IF TO PURCHASER, ADDRESSED TO:

                Garden State Newspapers, Inc.
                c/o MediaNews Group, Inc.
                1560 Broadway, Suite 1485
                Denver, CO 80202
                Attention: W. Dean Singleton
                Tel: (303) 820-1959
                Fax: (303) 894-9340

          With a copy (which shall not constitute notice hereunder) to:

                Verner, Liipfert, Bernhard, McPherson and Hand
                901 15th Street, N.W., Suite 700
                Washington, D.C. 20005
                Attention: Howell E. Begle, Jr., Esq.
                Tel: (202) 371-6000
                Fax: (202) 371-6279

          12.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same.

          12.9 SEVERABILITY. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

          12.10 WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS. Purchaser hereby waives compliance by Seller with the provisions of any bulk transfer or bulk sale laws that may be applicable to the transactions contemplated by this Agreement.

          12.11 ATTORNEYS' FEES. In the event any action, suit or proceeding is commenced with respect to this Agreement, the prevailing party in any such action, suit or proceeding shall be entitled to recover, in addition to such other relief as the court may award, its court costs and attorneys' fees incurred in connection therewith.

          12.12 REMEDIES CUMULATIVE. All of the rights and remedies permitted or available to either party under this Agreement or at law or equity shall be cumulative and not alternative, and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

          12.13 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement, it being understood that the time for performance of each obligation, including without limitation, the Closing Date, has been the subject of negotiation by the parties.

          12.14 INCORPORATION OF DISCLOSURES IN DIFFERENT SCHEDULES. Any item referred to in a specific Schedule to this Agreement shall also constitute an item of disclosure in every other Schedule of this Agreement where the context would make such disclosure necessary or appropriate.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the Agreement Date.

SELLER:                          TOWER MEDIA INC,
                                 a Nevada corporation

                                 By:
                                    -----------------------------------------
                                 Its:
                                     ----------------------------------------
                                 Date of Execution:  December 2, 1997

GUARANTOR:                       JACK KENT COOKE INCORPORATED,
                                 a Nevada corporation

                                 By:
                                    -----------------------------------------
                                 Its:
                                     ----------------------------------------
                                 Date of Execution:  December 2, 1997

PURCHASER:                       GARDEN STATE NEWSPAPERS, INC.,
                                 a Delaware corporation


                                 By:
                                    -----------------------------------------
                                 Its:
                                     ----------------------------------------
                                 Date of Execution:  December 2, 1997

                                 FIRST AMENDMENT
                                      TO
                       ASSET PURCHASE AND SALE AGREEMENT

          THIS FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this "First Amendment") is entered into as of December 19, 1997, by TOWER MEDIA INC, a Nevada corporation ("Seller"), JACK KENT COOKE INCORPORATED, a Nevada corporation ("Guarantor") and GARDEN STATE NEWSPAPERS, INC., a Delaware corporation ("Purchaser"), with reference to the following:

          A. Seller, Guarantor and Purchaser have entered into that certain Asset Purchase and Sale Agreement dated as of December 2, 1997 (the "Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

          B. It appears that unless changed by this First Amendment, the Closing Date under the Agreement will occur on a legal holiday. The parties hereto wish to amend the Agreement so that the Closing Date will not occur on a legal holiday.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

          1. Section 1.10 of the Agreement is hereby amended in its entirety to read in full as follows:

          "1.10 "CLOSING DATE" shall mean the seventh (7th) business day after the waiting period under the HSR Act has expired or otherwise terminated."

          2. Except as set forth herein, the Agreement shall remain unmodified and in full force and effect.

     SELLER:                  TOWER MEDIA INC,
                              a Nevada corporation

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

     GUARANTOR:               JACK KENT COOKE INCORPORATED,
                              a Nevada corporation

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

     PURCHASER:               GARDEN STATE NEWSPAPERS, INC.,
                              a Delaware corporation

                              By:
                                  ----------------------------
                              Its:
                                  ----------------------------

                                SECOND AMENDMENT
                                       TO
                       ASSET PURCHASE AND SALE AGREEMENT

          THIS SECOND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this "Second Amendment") is entered into as of January 13, 1998, by and among TOWER MEDIA INC, a Nevada corporation ("Seller"), JACK KENT COOKE INCORPORATED, a Nevada corporation ("Guarantor") and GARDEN STATE NEWSPAPERS, INC., a Delaware corporation ("Purchaser"), with reference to the following:

          A. Seller, Guarantor and Purchaser have entered into that certain Asset Purchase and Sale Agreement dated as of December 2, 1997, as amended by the First Amendment to Asset Purchase and Sale Agreement dated as of December 19, 1997 (collectively, the "Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

          B. Seller, Guarantor and Purchaser desire to amend the Agreement as set forth in this Second Amendment.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

          1. Section 1.10 of the Agreement is hereby amended in its entirety to read in full as follows:

          "1.10 "CLOSING DATE" shall mean January 30, 1998."

          2. AMENDMENT OF SECTION 1.18 OF THE AGREEMENT. Section 1.18 of the Agreement is hereby amended in its entirety to read in full as follows:

          "1.18 "ESCROW AGENT" shall mean First American Title
                Insurance Company."

          3. AMENDMENT OF SECTION 1.40 OF THE AGREEMENT. Section 1.40 of the Agreement is hereby amended in its entirety to read in full as follows:

          "1.40 "TITLE COMPANY" shall mean First American Title Insurance Company."

          4. AMENDMENT OF SCHEDULE 3.14 OF THE AGREEMENT. Schedule 3.14 of the

Agreement is hereby deleted in its entirety and is replaced with a new
Schedule 3.14 in the form of Exhibit A to this Second Amendment, which is annexed hereto and incorporated herein by this reference.

          5. AMENDMENT OF EXHIBIT 1.19 OF THE AGREEMENT. Exhibit 1.19 of the Agreement is hereby deleted in its entirety and is replaced with a new
Exhibit 1.19 in the form of Exhibit B to this Second Amendment, which is annexed hereto and incorporated herein by this reference.

          6. OTHER PROVISIONS. Except where inconsistent with the express terms or manifest intent of this Second Amendment, all provisions of the Agreement as in effect prior to this Second Amendment shall remain in full force and effect. No party to this Second Amendment shall be deemed to waive any of the rights or remedies available to it under the Agreement, all of which are expressly reserved.

          7. FURTHER ASSURANCES. The parties to this Second Amendment agree to take any actions and execute and deliver any documents that may be necessary to ensure, complete and effect the implementation and consummation of this Second Amendment.

          8. EXECUTION IN COUNTERPARTS. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Second Amendment as of the date first written above.

     SELLER:                  TOWER MEDIA INC,
                              a Nevada corporation

                              By:
                                  -------------------------------
                              Its:
                                  -------------------------------

     GUARANTOR:               JACK KENT COOKE INCORPORATED,
                              a Nevada corporation

                              By:
                                  -------------------------------
                              Its:
                                  -------------------------------

     PURCHASER:               GARDEN STATE NEWSPAPERS, INC.,
                              a Delaware corporation

                              By:
                                  -------------------------------
                              Its:
                                  -------------------------------


                                      -3-